                                                                    EXHIBIT 99.1

                               [TRUSERV LOGO](TM)

                                  PRESS RELEASE


                                                            For more
                                                            information contact:
                                                            Shelley Hughes
                                                            TruServ Corporation
                                                            (773) 695-5280


                       TRUSERV SECURES LONG-TERM FINANCING
           AUDITORS TO ISSUE UNQUALIFIED OPINION ON FINANCIAL RESULTS


         CHICAGO, APRIL 11, 2002 - TruServ Corporation today announced that it signed various amendments to its existing senior note and revolving credit facility lending agreements. The amendment with the revolving credit facility extends the term of the facility from June 2002 to June 2004. The amount of the commitment remains at $200 million. The amendments on the various senior notes maintain the existing debt amortization schedules of the various notes.
         Pamela Forbes Lieberman, TruServ's president and chief executive officer, said the cooperative was able to secure the agreements because the co-op has been successful implementing its restructuring plan and is demonstrating progress in turning around the business. She noted that during 2001, TruServ reduced inventory by nearly $110 million and trimmed its total debt (net of available cash on hand) by almost $97 million to $457 million.
         "The completion of these financing amendments is a crucial step toward restoring the financial strength and profitability of TruServ," said Forbes Lieberman. "With financing in place, our management team is clearly focused on our members' needs and our key initiatives to improve the co-op's performance," she added.
         TruServ will file the amendments to their senior debt agreements with the Securities and Exchange Commission as exhibits to its year ended Dec. 31, 2001 Annual Report on Form 10-K.
         With the amendments in place, TruServ's independent accountants, PricewaterhouseCoopers, will issue an unqualified opinion on the co-op's 2000 and 2001 financial results.
         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives. The TruServ cooperative includes approximately 7,000 independent retailers worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This press release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K which is incorporated into this news release by reference.

                                    # # # # #

Financing                             Page 1                            04/11/02